  Exhibit 1.01

Conflict Minerals Report of SemiLEDs Corporation in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of SemiLEDs Corporation (“SemiLEDs,” “we,” “our” or the “Company”) for the calendar year 2021 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Please refer to Rule 13p-1, Form SD and 1934 Act Release No. 34-67716 for definitions of terms used in this Report, unless otherwise defined herein.

There are two groups of SemiLEDs products that contain necessary columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tin, tantalum and tungsten (“3TG”). First, we manufacture and sell light emitting diode (“LED”) chips and LED components (collectively, “LED Products”), which are used for general lighting applications, including street lights and commercial, industrial, system and residential lighting, and specialty industrial applications, such as the ultraviolet curing of polymers, LED light therapy in medical/cosmetic applications, counterfeit detection, LED lighting for horticulture applications, architectural lighting and entertainment lighting. Second, we manufacture and sell lighting fixtures and systems for general lighting applications (“Lighting Products”, and together with the LED Products, the “In-Scope Products”), consisting of LED luminaries and LED retrofits through our subsidiaries.

Reasonable Country of Origin Inquiry

As described above, our LED Products and Lighting Products include 3TG that is necessary to their functionality, i.e., gold in our LED chips and LED components, and gold and tin in some of the assembly materials and components for the Lighting Products. Consequently, we designed and implemented a reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals in the In-Scope Products that was reasonably designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (“Covered Country”) or are from recycled or scrap sources. We rely on our direct suppliers to provide information on the origin of the 3TG contained in materials and components supplied to us, including items with 3TG that are supplied to our direct suppliers from their lower tier suppliers. We adopted an approach to survey our supply chain based on the nature of materials and components we use in the In-Scope Products that enables us to determine which materials and components are most likely to contain 3TG. Following this approach, we developed a list of targeted suppliers and conducted an RCOI survey of these suppliers using the Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template (the “Template”). We prioritized the list of targeted suppliers based on the risk of having conflict minerals in the products supplied to us, considering factors such as our annual spend with the suppliers. We prioritized suppliers who failed to provide a response or provided an insufficient response as high-risk suppliers for outreach and follow-up communications to enhance awareness of conflict minerals issues.

We received responses from approximately 94.44% of the suppliers surveyed. Some of our suppliers did not complete the Template, but provided signed declarations confirming that the products they supplied to the Company do not contain 3TG that originated in a Covered Country. The smelter facilities identified by our suppliers are not located in Covered Countries and about 78% were identified by suppliers as having successfully completed an assessment against the applicable RMI Responsible Minerals Assurance Process (“RMAP”) standard or an equivalent cross-recognized assessment (we verified these facilities against the RMI’s conformant smelter list). However, some suppliers, particularly suppliers of assembly materials and components for the Lighting Products, were unable to identify the smelters that represented the source of 3TG that went into the materials and components supplied to us or were unable to indicate whether the 3TG was from recycled or scrap sources. A small portion of our suppliers were also unable to identify with reasonable certainty whether the 3TG used in the In-Scope Products originated in a Covered Country. We therefore proceeded to exercise due diligence on the source and chain of custody of the conflict minerals used in our In-Scope Products.

Due Diligence

To oversee our due diligence exercise, we established an internal working group consisting of representatives from relevant SemiLEDs functions such as procurement, quality control, finance and legal/compliance. Working group members have expertise with regard to the In-Scope Products and the materials and components used for them.

We designed our due diligence exercise to conform to the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the supplements thereto (“OECD Guidance”), an internationally recognized due diligence framework. In accordance with the OECD Guidance, SemiLEDs’ due diligence exercise included: 1) making the Company’s Conflict Minerals Policy publicly available and disseminating to relevant suppliers of SemiLEDs’ products; 2) reviewing and assessing the risk in the supply chain; 3) employing a strategy to identify and respond to risks in the supply chain; 4) raising awareness of conflict minerals issues and the policy within our Company through annual update training; 5) preparing periodic reports to our management and Board of Directors; and 6) encouraging our suppliers to purchase materials from smelters that have successfully completed an assessment against the applicable RMAP standard or an equivalent cross-recognized assessment.

Product Description and Related Matters

Description of the In-Scope Products: The In-Scope Products are the LED Products and the Lighting Products, which are described above.

Facilities Used to Process Necessary Conflict Minerals Used in the In-Scope Products: While SemiLEDs has conducted a due diligence exercise and worked closely with suppliers to survey the supply chain (as described above), we were not able to identify with reasonable certainty facilities used to process necessary conflict minerals in the In-Scope Products. Where suppliers identified facilities used to process the necessary conflict minerals, such facilities were not located in the Covered Countries. About 78% were identified as having successfully completed an assessment against the applicable RMAP standard or an equivalent cross-recognized assessment.

Information About Country of Origin of Necessary Conflict Minerals Used in the In-Scope Products: While SemiLEDs has conducted a due diligence exercise and worked closely with suppliers to survey the supply chain (as described above), we were not able to determine with reasonable certainty the country or countries of origin of the 3TG used in the In-Scope Products.

Information About Efforts to Determine Mine or Location of Origin: The description of our due diligence exercise set forth above under the heading “Due Diligence” covers SemiLEDs efforts to determine the mine or location of origin with the greatest possible specificity.

Steps to Be Taken to Mitigate Risk

We have communicated to our suppliers our commitment to source 3TG in a manner that does not, directly or indirectly, benefit or finance armed groups in the Covered Countries, and we will consider alternative arrangements with suppliers that are unable to cooperate in our due diligence efforts. We will continue to follow up with the unresponsive suppliers. We will also continue to monitor, adapt, and modify our due diligence exercise to conform to the recognized industry best practices to improve the due diligence exercise conducted to identify and mitigate the risk that the necessary conflict minerals in In-Scope Products could directly or indirectly benefit or finance armed groups in the Covered Countries.

Forward-Looking Statements

This Report contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements concerning the steps that we intend to take to identify and mitigate the risk in our supply chain and our ability to implement improvements in our conflict minerals due diligence exercise. These forward-looking statements are based on current expectations, management’s beliefs and current trends and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Documents Incorporated by Reference

Throughout this Report, whenever a reference is made to any document, third-party material or website, such reference is for general information only and does not incorporate information from such document, material or website into this Report, unless expressly incorporated by reference herein.